Exhibit No. 5
Form 10KSB
SPM Group, Inc.

                       ARTICLES OF AMENDMENT
                              TO THE
                     ARTICLES OF INCORPORATION

      Pursuant to the provisions of the Colorado Corporation Code, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

     FIRST:     The  name of the Corporation is     S P  M  GROUP,
INC.

     SECOND: The following amendment was adopted by the shareholders of the corporation on 29 July 1985, in the manner prescribed by the Colorado Corporation
               Code:

               Paragraph 1 of Article IV be deleted and that the following inserted in place thereof:

               1. The aggregate number of shares which the corporation has authority to issue is fifty million (50,000,000) common shares, of no par value.

     THIRD: The number of shares of the corporation outstanding at the time of such adoption was 20,089,984 and the number of shares entitled to vote thereon was 20,089,984

     FOURTH:   There is only one class of shares.

     FIFTH: The number of shares voted for such Amendment was 13,549,785 and the number of shares voted against such Amendment was 73,150.

     SIXTH:     There is no change in stated capital  effected  by
     this Amendment.

                                   SPM GROUP, INC.

                                   /s/ Konrad Ruckstuhl, President

ATTEST:

/s/ Robert Wiegand II, Secretary

                               E-13
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